EXHIBIT 99.1
------------
                                           Airgas, Inc.
                                           259 N. Radnor-Chester Rd.
                                           Suite 100
                                           Radnor, PA  19087-5283
AIRGAS News Release                        www.airgas.com
_____________________________________________________________________

Investor Contact:                          Media Contact:
-----------------                          --------------
Melissa Nigro (610) 902-6206               James Ely (610) 902-6010
melissa.nigro@airgas.com                   jim.ely@airgas.com


For release:  IMMEDIATELY

              AIRGAS SECOND QUARTER EPS INCREASES 29% TO 27 CENTS


RADNOR, PA - October 23, 2002 -- Airgas, Inc., (NYSE: ARG) today reported earnings for its second quarter ended September 30, 2002. Net earnings for the quarter were $19.2 million, or $0.27 per diluted share, compared to $14.6 million, or $0.21 per diluted share, in the same period a year ago.

Net earnings for the six months ended September 30, 2002, excluding certain restructuring and divestiture charges, were $0.49 per diluted share compared to prior year results of $0.41 per diluted share, on a pro forma basis. Results for the six months ended September 30, 2001 exclude a charge for the cumulative effect of a change in accounting principle related to the accounting for goodwill. Free cash flow per diluted share for the six-month period was $0.62 versus $0.40 in the prior year, driving debt reduction of $40 million.

Including the charges related to the restructuring and divestitures, the reported net earnings per diluted share for the six months ended September 30, 2002 were $0.46 versus $0.41 for the comparable prior year period, on a pro-forma basis. For the six months ended September 30, 2001, including the cumulative effect of a change in accounting principle, the Company reported a net loss of $0.45 per diluted share.

"Our ability to grow earnings per share by 29% and generate strong cash flow in the quarter demonstrates the resiliency of our gas business, even during difficult economic times," said Airgas Chairman and Chief Executive Officer Peter McCausland. "Our underlying business, reinforced by the Air Products packaged gas acquisition, remains on track. We also benefited from much lower than projected financing costs for the acquisition. We are improving gross margins, in part, due to a stronger gas and rent sales mix, and we remain diligent about controlling costs. I am also pleased to report that we continue executing well against our financial goals, increasing operating margin by almost 100 basis points to 9.4%."

McCausland continued, "We believe that we are still on track to achieve earnings per share of $0.92 to $0.94 for the full year, although the environment is tougher than expected. We remain focused on our strategic initiatives designed to improve our low-cost position and grow market share, as these will help drive shareholder value until we see sustained signs of improvement in the industrial economy."

While the acquisition helped increase second quarter sales 9% to $451 million, total same-store sales declined 3% compared to the same quarter a year ago, reflecting continued weakness in manufacturing and other industrial customer segments. Same-store sales in the Distribution segment were down 3%, reflecting slight growth for gases and rent and a 7% decline in hardgoods. Same-store sales for the Gas Operations
segment increased 2%.   Year-to-date capital spending was $34 million
versus $28 million last year.

Free cash flow is defined as after-tax cash flow (net earnings, excluding certain gains and charges, plus depreciation, amortization and deferred income taxes), minus capital spending, plus/minus the change in working capital, excluding the impact of the accounts receivable securitization and certain gains and charges.

The Company will conduct an earnings teleconference on Thursday, October 24, 2002, beginning at 8:30 a.m. Eastern Time. Access the teleconference by calling (877) 272-3821 and entering passcode 5907373. Slides to be presented during the Company's teleconference and information about how to access a live and on-demand webcast of the teleconference are available in the `Investor Info' section on the Company's Internet site www.airgas.com. The telephone replay will be accessible for one week starting October 24th at approximately 11:00 a.m. Eastern Time by calling (800) 642-1687 and entering passcode 5907373.


ABOUT AIRGAS, INC.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.


FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the resiliency of the gas business; the business remaining on track; improving gross margins through a stronger gas and rent sales mix; controlling costs; executing well against financial goals; expected earnings per share for the full year; and the Company's focus on strategic initiatives to improve its low-cost position, grow its market share and increase shareholder value. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the success of the Company's integration of the acquired Air Products packaged gas business; the success of the Company's strategic initiatives in improving operational efficiency and growing sales and market share; an economic downturn (including adverse changes in the specific markets for our products); increased competition; customer acceptance of the Company's products; adverse changes in customer buying patterns; adverse changes in general economic conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including Form 10-K dated March 31, 2002 and Form 10-Q dated June 30, 2002, filed by the Company with the Securities and Exchange Commission.

Consolidated statements of earnings and consolidated condensed balance sheets follow.

                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                        Three Months Ended     Six Months Ended
                                          September 30,          September 30,
                                        2002         2001     2002         2001
                                        -------------------   -------------------
Net sales:
     Distribution                       $410,329   $372,345   $832,384   $750,659
     Gas Operations                       40,724     39,637     76,337     76,998
                                        --------   --------   --------   --------
          Total net sales                451,053    411,982    908,721    827,657
                                        --------   --------   --------   --------

Costs and expenses:
     Cost of products sold
      (excl. deprec.)
        Distribution                     200,750    193,850    412,199    392,753
        Gas Operations                    13,337     14,210     24,154     27,530
     Selling, distribution and
      administrative expenses            174,737    151,235    351,036    303,954
     Depreciation                         18,169     15,774     36,628     31,446
     Amortization                          1,636      2,074      3,376      4,351
     Special charges (a)                      --         --      2,694         --
                                        --------   --------   --------   --------
           Total costs and expenses      408,629    377,143    830,087    760,034
                                        --------   --------   --------   --------

Operating income:
     Distribution                         33,079     27,787     65,779     54,358
     Gas Operations                        9,345      7,052     15,549     13,265
     Special charges (a)                      --         --     (2,694)        --
                                        --------   --------   --------   --------
           Total operating income         42,424     34,839     78,634     67,623

Interest expense, net                    (12,040)   (11,850)   (25,161)   (22,763)
Discount on securitization of
 trade receivables                          (899)    (1,492)    (1,750)    (2,984)
Other income (expense), net (b)             (129)        15       (252)      (178)
Equity in earnings of unconsolidated
 affiliates                                1,364      1,317      2,296      2,230
                                        --------   --------   --------   --------
  Earnings before income taxes and the
   cumulative effect of a change in
   accounting principle                   30,720     22,829     53,767     43,928

Income tax expense                        11,520      8,276     20,523     15,924
                                        --------   --------   --------   --------

  Earnings before the cumulative effect
   of a change in accounting principle    19,200     14,553     33,244     28,004

Cumulative effect of a change in
 accounting principle (c)                     --         --         --    (59,000)
                                        --------   --------   --------   --------
Net earnings (loss)                     $ 19,200   $ 14,553   $ 33,244   $(30,996)
                                        ========   ========   ========   ========
Per share data:
   Basic earnings (loss) per share      $    .27   $    .21   $    .47   $   (.46)
   Diluted earnings (loss) per share    $    .27   $    .21   $    .46   $   (.45)

Net earnings (excluding certain charges
 and the cumulative effect of a change
 in accounting principle) (d)           $ 19,200   $ 14,553   $ 35,439   $ 28,004
                                        ========   ========   ========   ========
Per share data (excluding certain
 charges and the cumulative effect of
 a change in accounting principle) (d):
   Basic earnings per share             $    .27   $    .21   $    .51   $    .41
   Diluted earnings per share           $    .27   $    .21   $    .49   $    .41

Weighted average shares outstanding:
   Basic                                  70,400     67,900     70,100     67,600
   Diluted                                71,900     69,500     72,000     68,900

See attached notes.

                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)

                                            (Unaudited)
                                            September 30,    March 31,
                                                2002           2002
                                            -------------   ----------
ASSETS
Trade accounts receivable, net (e)           $   85,777     $   88,634
Inventories, net                                145,580        154,045
Deferred income tax asset, net                   13,583         13,210
Prepaids and other current assets                28,891         47,654
                                             ----------     ----------
    TOTAL CURRENT ASSETS                        273,831        303,543

Property, plant and equipment, net              871,889        893,015
Goodwill                                        421,331        406,548
Other non-current assets, net                   128,223        113,951
                                             ----------     ----------
    TOTAL ASSETS                             $1,695,274     $1,717,057
                                             ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                      $   83,449     $   82,485
Accrued expenses and
 other current liabilities                      116,804        136,390
Current portion of long-term debt                 2,671          2,456
                                             ----------     ----------
    TOTAL CURRENT LIABILITIES                   202,924        221,331

Long-term debt (e)                              719,337        764,124
Deferred income taxes                           195,678        198,173
Other non-current liabilities                    26,955         30,343

Stockholders' equity                            550,380        503,086
                                             ----------     ----------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                    $1,695,274     $1,717,057
                                             ==========     ==========

See attached notes.

Notes:


(a) Special charges of $2.7 million ($1.7 million after-tax) for the six months ended September 30, 2002 consist of a restructuring charge related to the integration of the business acquired from Air Products in the fourth quarter of fiscal 2002 and costs related to the consolidation of certain of the Company's procurement functions. The special charges include facility exit costs associated with the closure of certain Airgas facilities and severance for approximately 130 employees.

(b) Other income (expense), net, for the six months ended September 30, 2002 includes a net non-recurring loss of approximately $200 thousand ($500 thousand after-tax) related to divestitures.

(c) In connection with the adoption of SFAS 142, the six months ended September 30, 2001 includes a $59 million non-cash charge recorded as the cumulative effect of a change in accounting principle for the write-down of goodwill to its fair value. The impaired goodwill was not deductible for taxes, and consequently, no tax benefit was recorded in relation to the charge.

(d) Net earnings, adjusted to exclude the items described in notes (a), (b) and (c).

(e) The Company participates in a securitization agreement with two commercial banks to sell up to $175 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company's revolving credit facilities. The amount of outstanding receivables under the agreement was $154.5 million and $134 million at September 30, 2002 and March 31, 2002, respectively.